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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                                DECEMBER 6, 1996



                                 PIXTECH, INC.
             (Exact name of registrant as specified in its charter)

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


          DELAWARE                    0-26380              04-3214691
  (State or other jurisdiction    (Commission File        (IRS Employer
         of incorporation)             Number)          Identification No.)

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                      AVENUE PERROY, 13790 ROUSSET, FRANCE
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                              (33)(0)4-42-29-10-00



                                  Page 1 of 4
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ITEM 5.   OTHER EVENTS.
          ------------

      . On November 22, 1996, PixTech, Inc. (the "Company") announced an underwritten offering of its Common Stock to offshore investors, which was the subject of a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 1996. The offering commenced on November 28, 1996. The number of shares of Common Stock and the offering price are to be determined.

      . Following discussions with Motorola, Inc. ("Motorola"), Motorola has informed the Company that, assuming consummation of a public offering of the Company's Common Stock in which proceeds to the Company equal or exceed $15 million, and assuming execution of certain ancillary commercial agreements to be negotiated between the Company and Motorola, Motorola intends to purchase 3.5% of the total outstanding Common Stock of the Company (following such offering) in a private placement. In connection with such private placement, Motorola will receive warrants to purchase an additional 3.5% of the Common Stock of the Company, which warrants must be exercised on or before December 31, 1998. No assurance can be made that such private placement will be consummated upon completion of such public offering, if at all.

      . In November, 1996, the Company executed a Memorandum of Understanding with a large volume active matrix liquid crystal display manufacturer to establish a manufacturing partnership. The Company is conducting preliminary tests towards implementation of its FED process with this manufacturing partner. These preliminary tests are designed to demonstrate basic feasibility of the cathode process transfer. The Company intends to assign a team of engineers to work with this manufacturing partner's engineers at the LCD facility and assist them in the full installation and qualification of the Company's glass panel manufacturing process, selectively adding to such partner's installed equipment set to permit that FED manufacturing process. If this initial feasibility stage is successful, the Memorandum of Understanding provides that the Company and this manufacturing partner will negotiate in good faith to enter into a definitive display foundry agreement. The Company anticipates that it will have to fund the acquisition of some or all of the new equipment. No assurance can be made that such display foundry agreement will be negotiated and executed on terms acceptable to the Company, if at all.

      . As previously disclosed, in May 1994, an individual commenced a lawsuit in a Paris trial court against the CEA and PixTech alleging infringement of a French patent (the "Patent") held by such individual. In addition to the French Patent, the plaintiff holds patents in the United States and through the European Patent Office ("EPO"), in each case concerning a specific method for addressing a display screen which uses microtips through the screen's controller. The US and EPO patents contain narrower claims than the French Patent, and the plaintiff has not alleged infringement of these patents. The Company believes that its manufacturing process and its products do not infringe the claims of the US and EPO patents.

          Following a trial in this lawsuit in September 1996, a decision was made on November 22, 1996. This decision will only be enforceable when it is officially notified to the CEA and PixTech. The decision of the judge is that the FED glass panel manufactured by PixTech does not infringe the Patent. The FED glass panel includes the anode, the cathode and other key components of the company's displays and constitutes the
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          company's core technology. However, the judge decided that the electronic circuitry currently used by PixTech to drive the panels infringes the Patent. Therefore, CEA and PixTech were barred from producing, using or selling this electronic circuitry as well as FED displays including such circuitry in France. The judge decided that CEA and PixTech should pay $50,000 to the plaintiff, and that an additional $20,000 would be awarded to the plaintiff for each infringing electronic circuitry used or sold in France, whether such circuitry is attached to a glass panel or not. The action may be appealed by either party one month after the date of official notification to the Company.

          In accordance with PixTech's agreement with the CEA, the CEA has assumed responsibility for the cost of common defense counsel, and will assume settlement cost (if any) with the plaintiff, as well as damages incurred by PixTech in an amount equal to at least 50% of the royalties owned by PixTech to the CEA.

          The Company believes that this decision does not materially affect its current business and is taking necessary steps to conduct its business in compliance with this decision. All of the Company's activities in its Montpelier, France pilot line can continue as conducted prior to the decision, with the sole exception of the integration of the glass panel with the electronic circuitry. The electronic circuitry is purchased from an external company and two employees of the Company are involved in the activity of integration of the glass panel with the associated electronic circuitry. The Company is establishing an additional site for this integration outside France, which it intends to use during the pendency of its appeal of the decision. In addition, the Company believes that it can develop alternative non-infringing electronic circuitry to drive its FED displays with comparable product performance. Based on the Company's current sales programs and expected customers for the foreseeable future, the Company believes that its inability to sell FED displays in France will not materially affect its revenues.

          The Company's expectations regarding the impact of this court decision on its business is a forward looking statement, the realization of which is dependent upon numerous factors, including the ease of establishing an electronic assembly operator outside of France, the development of markets for its products outside of France and the timing and cost of the development of non-infringing electronic circuitry.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 6, 1996       PIXTECH, INC.



                              By:  /s/ Yves Morel
                                 ----------------------------------------
                                   Yves Morel
                                   Director of Finance and Administration,
                                   Principal Financial Officer